Exhibit 99.1

CPI INTERNATIONAL ANNOUNCES FIRST QUARTER 2008 FINANCIAL RESULTS

                PALO ALTO, Calif. — February 6, 2008 — CPI International, Inc. (Nasdaq: CPII), the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications, today announced financial results for its first quarter of fiscal 2008 ended December 28, 2007.

                CPI International (CPI) generated net income of $2.5 million in the first quarter of fiscal 2008, a decrease from the $5.8 million generated in the same quarter of fiscal 2007.  On a diluted basis, CPI’s net income was $0.14 per share in the first quarter of fiscal 2008, a decrease from the $0.33 per share in the first quarter of the previous year.

                In the first quarter of fiscal 2008, CPI generated total sales of $85.9 million, a three percent increase from the $83.7 million in the same quarter of the previous year.  Orders booked during the quarter totaled $89.9 million, a seven percent increase from the $84.3 million booked during the first quarter of fiscal 2007.

                CPI’s financial results in the first quarter of fiscal 2008 included $4.3 million of sales and $8.0 million of orders from the Malibu Division, which was acquired in August 2007 and which was not included in CPI’s financial results in the first quarter of fiscal 2007.  Excluding the Malibu Division, CPI’s sales and orders each would have decreased approximately three percent in the first quarter of fiscal 2008 as compared to the same quarter of the previous year.

“We were disappointed in our in first quarter financial results, which were negatively affected by delays in order placement, delaying subsequent sales for those programs.  We do not believe that we are losing orders, but we are seeing delays in requests for quotations and longer intervals between the initiation and finalization of certain orders, causing delays in sales for those programs,” said Joe Caldarelli, chief executive officer of CPI.  “In addition, our financial results were negatively impacted by an increase in the number of development programs CPI has underway.  We are excited by this high level of development activity, despite the short-term impact to our earnings, and we believe these programs position CPI well for the future.”

                CPI generated EBITDA of $11.9 million, or 14 percent of sales, in the first quarter of fiscal 2008, a decrease from the $17.1 million, or 20 percent of sales, in the same quarter of the previous year.

                CPI’s net income and EBITDA in the most recent quarter were negatively impacted by delays in certain sales totaling approximately $5 million, primarily due to delays in the receipt of orders, customer source inspections and the availability of customer funds.  These delays negatively impacted net income by approximately $0.07 per share and EBITDA by approximately $2.0 million.

                CPI is currently working with customers on an unusually high number of development programs in its defense and commercial markets as the company continues to develop higher-power, higher-efficiency, broader-bandwidth and higher-frequency products.  CPI expects development programs, which typically have lower gross margins, to result in profitable manufacturing programs in the long term.  In the first quarter of fiscal 2008, customer-funded development programs contributed to the shipment of products with lower gross margins as compared to the same quarter of the previous year, and the increase in expenses related to these programs, as well as increased company-funded research and development expenses, resulted in an approximately $0.05 reduction in net income per share and a $1.4 million reduction in EBITDA.

                As of December 28, 2007, CPI’s cash and cash equivalents totaled $27.4 million, an increase of $6.9 million as compared to the $20.5 million reported as of September 28. 2007.  For the 12 month period ended December 28, 2007, net cash provided by operating activities totaled $21.2 million, free cash flow totaled $14.0 million and adjusted free cash flow totaled $17.2 million.

First Quarter Fiscal 2008 Sales and Orders Highlights

                CPI serves the defense (radar and electronic warfare), medical, communications, industrial and scientific markets.  In the first quarter of fiscal 2008, key sales and orders highlights in these markets included:

•                  In the defense markets, which consist of CPI’s radar and electronic warfare markets on a combined basis, sales increased four percent from $33.9 million in the first quarter of fiscal 2007 to $35.3 million in the first quarter of fiscal 2008.  This increase was primarily due to the inclusion of sales of radar products made by CPI’s new Malibu Division in the first quarter of fiscal 2008.

•                  CPI’s orders in the defense markets, on a combined basis, decreased 12 percent from $42.6 million in the first quarter of fiscal 2007 to $37.6 million in the first quarter of fiscal 2008, primarily as the result of delays in the receipt of orders for radar products to support the HAWK missile system.  CPI received a $3.9 million order to support the radar system on the HAWK surface-to-air missile system in the first week of the second quarter of fiscal 2008; this order and corresponding shipments of approximately $1 million had been expected in the first quarter of fiscal 2008 and its delay accounts for approximately 80 percent of the decrease in defense orders in the first quarter of fiscal 2008 as compared to the same quarter of the previous year.

•                  In the medical market, sales decreased nine percent from $17.1 million in the first quarter of fiscal 2007 to $15.6 million in the first quarter of fiscal 2008.  CPI believes this decrease in demand is a short-term timing issue and is not indicative of any change in the underlying, long-term strength of the medical market.  Medical market orders increased seven percent from $10.9 million in the first quarter of fiscal 2007 to $11.7 million in the first quarter of fiscal 2008.

•                  In the communications market, sales increased three percent from $26.1 million in the first quarter of fiscal 2007 to $26.9 million in the first quarter of fiscal 2008.  This increase was primarily due to the inclusion of telemetry product sales made by CPI’s new Malibu Division in the first quarter of fiscal 2008, as well as increased sales of satellite communications products for domestic and foreign broadcast network applications and foreign direct-to-home applications.

•                  Communications market orders increased eight percent from $24.3 million in the first quarter of fiscal 2007 to $26.3 million in the first quarter of fiscal 2008, primarily due to the inclusion of telemetry product orders received by CPI’s new Malibu Division, as well as increases in orders for international direct-to-home broadcast applications.  These increases in communications orders and sales were partially offset by a decrease in demand for products for certain military communications programs.  CPI expects to see increased demand for products for military communications programs as the year progresses and the company ramps up production on Increment One of the U.S. Army’s Warfighter Information Network-Tactical (WIN-T) program.  In the first quarter, CPI was also awarded a $5.6 million, multi-year contract from the U.S. Air Force to supply upgraded telemetry antenna systems.  CPI has received approximately $1.7 million in initial funding for the fiscal 2008 activities under this contract.

Fiscal 2008 Outlook

                “Delays in the placement of certain orders, which resulted in delayed and reduced shipments in the first quarter, appear to be continuing into the second quarter, shifting the corresponding sales to later periods.  Therefore, in fiscal 2008, we do not expect to make up the amount by which we missed our guidance in the first quarter,” said Caldarelli.  “In addition, the

U.S. dollar to Canadian dollar exchange rate has remained worse than our original forecast.  As a result, we are subtracting the amount of our first quarter shortfall from the top end of our guidance ranges and reducing our guidance for fiscal 2008.”

(in millions, except per share data)	Previous Outlook(a)	Updated Outlook(a)
Total sales:	$382 - $390	$375 - $385
Earnings per share on a diluted basis:	$1.40 - $1.46	$1.23 - $1.34
Net income:	$25.0 - $26.0	$22.0 - $24.0
Adjusted EBITDA:	$72.5 - $74.5	$68.2 - $71.0
Adjusted free cash flow:	$24 - $28	$20 - $24

(a)  The assumptions for tax rate, amortization of intangible assets, stock-based compensation expense, net interest expense and capital expenditures underlying CPI’s updated financial projections for fiscal 2008 remain essentially unchanged from the assumptions underlying its previous projections issued on December 12, 2007.

                CPI’s previous financial projections for fiscal 2008 had assumed an average effective exchange rate for fiscal 2008, including hedging, of U.S. $0.95 to one Canadian dollar.  As a result of the continued weakness of the U.S. dollar in comparison to the Canadian dollar, however, CPI’s exchange rate, including hedging currently in place, for the second quarter of fiscal 2008 is approximately U.S. $0.98 to one Canadian dollar, reducing the previously expected net income by approximately $0.02 per share on a diluted basis for the quarter.  As of January 16, 2008, approximately 88 percent of CPI’s estimated Canadian dollar denominated expenses for January through June 2008 are hedged at an average rate of approximately U.S. $0.98 to one Canadian dollar.

On a diluted basis, CPI expects to generate second quarter net income of $0.24 to $0.29 per share.  Net income in the third and fourth quarters of fiscal 2008 are expected to be relatively equal to each other.

Financial Community Conference Call

                In conjunction with this announcement, CPI will hold a conference call on Thursday, February 7, 2008 at 11:00 a.m. (EST) that will be simultaneously broadcast live over the Internet on the company’s Web site.  To participate in the conference call, please dial (800) 435-1261, or (617) 614-4076 for international callers, enter participant pass code 40442853 and ask for the CPI International First Quarter 2008 Financial Results Conference Call.  To access the call via the Internet, please visit http://investor.cpii.com.

About CPI International, Inc.

CPI International, Inc., headquartered in Palo Alto, California, is the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications.  Communications & Power Industries, Inc. develops, manufactures and distributes products used to generate, amplify and transmit high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications.  End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of deception signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, Internet and other types of commercial and military communications; providing power and control for medical diagnostic imaging; and generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications.

Non-GAAP Supplemental Information

EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow and adjusted free cash flow presented above and in the financial information attached hereto are non-generally accepted accounting principles (GAAP) financial measures.  EBITDA represents earnings before provisions for income taxes, net interest expense and depreciation and amortization.  Adjusted EBITDA represents EBITDA further adjusted to exclude certain non-cash and non-recurring items.  Adjusted EBITDA margin represents adjusted EBITDA divided by sales.  Free cash flow represents net cash provided by operating activities minus capital expenditures.  Adjusted free cash flow represents free cash flow further adjusted to exclude certain non-recurring items.  For more information regarding these non-GAAP financial measures for the periods presented and a reconciliation of these measures to GAAP financial information, please see the attached financial information.  In addition, this press release and the attached financial information are available in the investor relations section of the company’s Web site at http://investor.cpii.com.

CPI believes that GAAP-based financial information for leveraged businesses, such as the company’s business, should be supplemented by EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow and adjusted free cash flow so that investors better understand the company’s operating performance in connection with their analysis of the company’s business.  In addition, CPI’s management team uses EBITDA and adjusted EBITDA to evaluate the company’s operating performance, to monitor compliance with its senior credit facility, to make day-to-day operating decisions and as a component in the calculation of management bonuses.  Other companies may define EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow and adjusted free cash flow differently and, as a result, the company’s measures may not be directly comparable to EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow and adjusted free cash flow of other companies.  Because EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow and adjusted free cash flow do not include certain material costs, such as interest and taxes, necessary to operate the company’s business, when analyzing the company’s business, these non-GAAP measures should be considered in addition to, and not as a substitute for, net income (loss), net cash provided by (used in) operating activities, net income margin or other statements of operations or statements of cash flows data prepared in accordance with GAAP.

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Certain statements included above constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements provide our current expectations, beliefs or forecasts of future events.  Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual events or results to differ materially from the results projected, expected or implied by these forward looking statements.  These factors include, but are not limited to, competition in our end markets; our significant amount of debt; changes or reductions in the U.S. defense budget; currency fluctuations; U.S. government contracts laws and regulations; changes in technology; the impact of unexpected costs; and inability to obtain raw materials and components.  These and other risks are described in more detail in our periodic filings with the Securities and Exchange Commission.  As a result of these uncertainties, you should not place undue reliance on these forward-looking statements.  All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us.  We undertake no duty or obligation to publicly revise any forward-looking statement to reflect circumstances or events occurring after the date hereof or to reflect the occurrence of unanticipated events or changes in our expectations.

Contact:

Amanda Mogin, Communications & Power Industries, investor relations, 650.846.3998, amanda.mogin@cpii.com

CPI International, Inc.

and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data - unaudited)

	Quarter Ended
	December 28, 2007	December 29, 2006
Sales	$85,910	$83,723
Cost of sales	61,774	57,142
Gross profit	24,136	26,581
Operating costs and expenses:
Research and development	2,724	1,891
Selling and marketing	5,172	4,829
General and administrative	6,153	4,404
Amortization of acquisition-related intangible assets	781	548
Net loss on disposition of assets	34	18
Total operating costs and expenses	14,864	11,690
Operating income	9,272	14,891
Interest expense, net	4,812	5,339
Income before income taxes	4,460	9,552
Income tax expense	1,950	3,717
Net income	$2,510	$5,835

Earnings per share:
Basic	$0.15	$0.36
Diluted	$0.14	$0.33
Shares used to compute earnings per share:
Basic	16,371	16,063
Diluted	17,832	17,544

CPI International, Inc.

and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data - unaudited)

	December 28,	September 28,
	2007	2007
Assets
Current Assets:
Cash and cash equivalents	$27,410	$20,474
Restricted cash	2,455	2,255
Accounts receivable, net	45,946	52,589
Inventories	69,183	67,447
Deferred tax assets	9,803	9,744
Prepaid and other current assets	3,961	4,639
Total current assets	158,758	157,148
Property, plant, and equipment, net	65,894	66,048
Deferred debt issue costs, net	6,230	6,533
Intangible assets, net	81,045	81,743
Goodwill	161,548	161,573
Other long-term assets	3,172	3,177
Total assets	$476,647	$476,222

Liabilities and stockholders’ equity
Current Liabilities:
Current portion of long-term debt	$250	$1,000
Accounts payable	22,106	21,794
Accrued expenses	29,007	26,349
Product warranty	5,376	5,578
Income taxes payable	7,952	8,748
Advance payments from customers	9,798	12,132
Total current liabilities	74,489	75,601
Deferred income taxes	27,395	28,394
Long-term debt, less current portion	245,321	245,567
Other long-term liabilities	1,578	754
Total liabilities	348,783	350,316
Commitments and contingencies
Stockholders’ equity
Common stock ($0.01 par value, 90,000 shares authorized; 16,441 and 16,370 shares issued and outstanding)	164	164

Additional paid-in capital	69,412	68,763
Accumulated other comprehensive (loss) income	(264)	937
Retained earnings	58,552	56,042
Total stockholders’ equity	127,864	125,906
Total liabilities and stockholders’ equity	$476,647	$476,222

CPI International, Inc.

and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands - unaudited)

	Quarter Ended
	December 28, 2007	December 29, 2006
Cash flows from operating activities
Net cash provided by operating activities	$9,560	$10,042

Cash flows from investing activities
Capital expenditures	(1,687)	(2,871)
Payment of patent application fees	(147)	—
Net cash used in investing activities	(1,834)	(2,871)

Cash flows from financing activities
Repayments of debt	(1,000)	(5,000)
Proceeds from issuance of common stock to employees	210	197
Proceeds from exercise of stock options	—	66
Excess tax benefit on stock option exercises	—	42
Net cash used in financing activities	(790)	(4,695)

Net increase in cash and cash equivalents	6,936	2,476
Cash and cash equivalents at beginning of year	20,474	30,153
Cash and cash equivalents at end of year	$27,410	$32,629

Supplemental cash flow disclosures
Cash paid for interest	$155	$961
Cash paid for income taxes, net of refunds	$2,533	$5,150

CPI International, Inc.

and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION

EBITDA and Adjusted EBITDA

(in thousands - unaudited)

	Three Months Ended
	December 28, 2007	December 29, 2006
Net income	$2,510	$5,835
Depreciation and amortization	2,650	2,194
Interest expense, net	4,812	5,339
Income tax expense	1,950	3,717
EBITDA	11,922	17,085

Add as defined adjustments:
Stock-based compensation expense (1)	424	206
Total adjustments	424	206
Adjusted EBITDA	$12,346	$17,291

Adjusted EBITDA margin (2)	14.4%	20.7%
Net income margin (3)	2.9%	7.0%

(1) Represents a non-cash charge for stock options, restricted stock awards and the employee discount related to CPI’s Employee Stock Purchase Plan.

(2) Represents adjusted EBITDA divided by sales.

(3) Represents net income divided by sales.

CPI International, Inc.

and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION

Free Cash Flow and Adjusted Free Cash Flow

(in thousands - unaudited)

Twelve Months Ended December 28, 2007
Net cash provided by operating activities	$21,177
Capital expenditures	(6,985)
Payment of patent application fees	(147)
Free cash flow	14,045

Add as defined adjustments:
Capital expenditures for expansion of Canadian facility (1)	2,162
Cash paid for debt extinguishment costs, net of taxes (2)	1,037
Total adjustments	3,199
Adjusted free cash flow	$17,244

(1) Represents capital expenditures for the expansion of CPI’s Canadian facility.

(2) Represents $1.952 million in redemption premiums and other expenses associated with the repurchase and redemption of the floating rate senior notes, net of taxes, partially offset by $0.280 million of cash proceeds from the early termination of the interest rate swap on CPI’s floating rate senior notes, net of taxes.